Exhibit 12.1
National City Corporation
Computation of Ratio of Earnings to Fixed Charges (Unaudited)

	For the Three Months
	Ended March 31			Year Ended December 31
(Dollars in Millions)	2008		2007	2007	2006	2005	2004	2003

COMPUTATION EXCLUDING PREFERRED STOCK DIVIDENDS:
(Loss) income before income tax expense	$(206)		$453	$371	$3,423	$2,965	$4,078	$3,237
Interest on nondeposit interest bearing liabilities	402		414	1,799	1,910	1,431	697	738
Portion of rental expense deemed representative of interest	14		13	52	54	60	41	37

Total income for computation excluding interest on deposits	210		880	2,222	5,387	4,456	4,816	4,012
Interest on deposits	662		686	2,991	2,420	1,605	896	892

Total income for computation including interest on deposits	$872		$1,566	$5,213	$7,807	$6,061	$5,712	$4,904

Fixed charges excluding interest on deposits	$416		$427	$1,851	$1,964	$1,491	$738	$775

Fixed charges including interest on deposits	$1,078		$1,113	$4,842	$4,384	$3,096	$1,634	$1,667

Ratio excluding interest on deposits	—	(a)	2.06x	1.20x	2.74x	2.99x	6.53x	5.18x
Ratio including interest on deposits	—	(a)	1.41x	1.08x	1.78x	1.96x	3.50x	2.94x
COMPUTATION INCLUDING PREFERRED STOCK DIVIDENDS:
Total income for computation excluding interest on deposits	$210		$880	$2,222	$5,387	$4,456	$4,816	$4,012

Total income for computation including interest on deposits	$872		$1,566	$5,213	$7,807	$6,061	$5,712	$4,904

Fixed charges excluding interest on deposits and preferred stock dividends	$416		$427	$1,851	$1,964	$1,491	$738	$775
Pretax preferred stock dividends	—		1	2	3	2	1	—

Fixed charges including preferred stock dividends, excluding interest on deposits	416		428	1,853	1,967	1,493	739	775
Interest on deposits	662		686	2,991	2,420	1,605	896	892

Fixed charges including interest on deposits and preferred stock dividends	$1,078		$1,114	$4,844	$4,387	$3,098	$1,635	$1,667

Ratio excluding interest on deposits	—	(a)	2.06x	1.20x	2.74x	2.98x	6.52x	5.18x
Ratio including interest on deposits	—	(a)	1.41x	1.08x	1.78x	1.96x	3.49x	2.94x
COMPONENTS OF FIXED CHARGES:
Interest:
Interest on deposits	$662		$686	$2,991	$2,420	$1,605	$896	$892
Interest on nondeposit interest bearing liabilities	402		414	1,799	1,910	1,431	697	738

Total interest charges	$1,064		$1,100	$4,790	$4,330	$3,036	$1,593	$1,630

Rental Expense:
Rental expense	$42		$40	$159	$163	$179	$123	$112
Portion of rental expense deemed representative of interest	14		13	52	54	60	41	37
Preferred Stock Charge:
Preferred stock dividends	—		—	2	2	2	1	—
Pretax preferred dividends	—		1	2	3	2	1	—

(a)	Earnings are inadequate to cover fixed charges by $206 million.